Exhibit 2
Consolidated Financial Statements
Statement of Responsibility
for the Consolidated Financial Statements
of the Province of Nova Scotia
Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance by the Controller in accordance with the accounting principles recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
The consolidated financial statements include a Consolidated Statement of Financial Position, a Consolidated Statement of Operations and Accumulated Deficits, a Consolidated Statement of Change in Net Direct Debt, and a Consolidated Statement of Cash Flow. They present fairly, in all material respects, the financial position and the results of operations for the year ended. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.
Under the mandate in section 9 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.
Byron Rafuse, CMA
Controller

Office of the Auditor General

1888 Brunswick Street, Suite 302, Halifax, Nova Scotia B3J 3J8 • tel 902 424 5907 • fax 902 424 4350 • www.oag-ns.ca

AUDITOR’S REPORT
To the Members of the Legislative
  Assembly of Nova Scotia
I have audited the consolidated statement of financial position of the Province of Nova Scotia as at March 31, 2009 and the consolidated statements of operations and accumulated deficits, change in net direct debt and cash flow for the year then ended. These statements are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2009 and the results of its operations, changes in net direct debt and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.
Jacques R. Lapointe, CA
Auditor General
Halifax, Nova Scotia
July 15, 2009

Consolidated Financial Statements
Statement 1
Consolidated Statement of Financial Position
As at March 31, 2009
($ thousands)

	2009	2008

Financial Assets
Cash and Short-term Investments (Note 3)	974,592	609,998
Accounts Receivable and Advances	893,462	1,137,782
Inventories for Resale	3,725	4,461
Loans Receivable (Schedule 3)	1,304,299	1,138,779
Investments (Schedule 3)	42,845	44,363
Investment in Government Business Enterprises (Schedule 6)	40,520	26,826

	3,259,443	2,962,209

Liabilities
Bank Advances and Short-term Borrowings	613,866	1,090,870
Accounts Payable and Accrued Liabilities	1,526,213	1,531,799
Deferred Revenue (Note 4)	918,366	1,054,282
Accrued Interest	205,923	188,610
Unmatured Debt of Governmental Units (Schedule 4)	10,224,796	9,292,334
Unamortized Foreign Exchange Translation Gains, Premiums and Discounts	221,614	202,114
Federal Equalization Repayable Loan (Note 6)	84,225	96,258
Pension, Retirement and Other Obligations (Note 7)	1,787,948	1,620,705

	15,582,951	15,076,972

Net Direct Debt	(12,323,508)	(12,114,763)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	4,069,592	3,850,387
Inventories of Supplies	56,499	51,898
Prepaid Expenses	30,285	25,645

	4,156,376	3,927,930

Accumulated Deficits	(8,167,132)	(8,186,833)

Trust Funds under Administration (Note 8)	6,729,124	8,357,688

Accounting Changes (Note 2)
Contingencies and Contractual Obligations (Note 12)
Subsequent Events (Note 13)
Comparative Figures (Note 14)
The accompanying notes and schedules are an integral part of these Financial Statements

Public Accounts Volume 1 — Financial Statements
Statement 2
Consolidated Statement of Operations and Accumulated Deficits
For the fiscal year ended March 31, 2009
($ thousands)

	Estimate	Actual	Actual
	2009	2009	2008

Revenue (Schedule 1)
Provincial Sources	4,948,495	4,951,010	4,886,676
Federal Sources	3,052,363	2,956,451	3,035,703
Prior Years’ Adjustments — Federal/Provincial Fiscal Arrangements	—	61,534	98,056
Other Revenue	535,961	743,011	775,114
Sinking Fund and Public Debt Retirement Fund Earnings	114,400	116,384	112,834

Total Revenue	8,651,219	8,828,390	8,908,383

Expenses (Schedule 2)
Agriculture	59,563	65,884	75,971
Community Services	947,445	906,088	892,272
Economic and Rural Development	110,496	77,090	83,049
Education	1,552,702	1,635,452	1,586,129
Assistance to Universities	230,511	485,468	422,589
Energy	24,642	38,789	44,828
Environment	44,607	72,852	91,085
Finance	51,476	50,089	47,894
Fisheries and Aquaculture	7,743	7,571	6,934
Health	3,342,304	3,418,883	3,248,225
Health Promotion and Protection	55,196	40,969	48,230
Justice	262,177	261,639	235,881
Labour and Workforce Development	62,443	57,695	23,480
Natural Resources	87,820	96,893	94,866
Public Service	161,607	217,716	177,898
Seniors	2,127	1,693	1,576
Service Nova Scotia and Municipal Relations	256,297	244,713	237,921
Tourism, Culture and Heritage	59,113	62,842	59,466
Transportation and Infrastructure Renewal	351,703	381,585	364,642
Restructuring Costs	177,690	72,208	33,643
Pension Valuation Adjustment	67,590	85,066	107,504
Loss (Gain) on Disposal of Crown Assets	—	(1,076)	(4,169)
Debt Servicing Costs (Note 10)	904,522	888,160	953,698

Total Expenses (Note 9)	8,819,774	9,168,269	8,833,612

Surplus (Deficit) from Governmental Units	(168,555)	(339,879)	74,771

Net Income from Government Business Enterprises (Schedule 6)	358,221	359,580	344,158

Provincial Surplus	189,666	19,701	418,929

Accumulated Deficits, Beginning of Year		(8,186,833)	(8,605,762)

Accumulated Deficits, End of Year		(8,167,132)	(8,186,833)

The accompanying notes and schedules are an integral part of these Financial Statements

Consolidated Financial Statements
Statement 3
Consolidated Statement of Change in Net Direct Debt
For the fiscal year ended March 31, 2009
($ thousands)

	Estimate	Actual	Actual
	2009	2009	2008

Net Direct Debt, Beginning of Year	(12,114,763)	(12,114,763)	(12,357,205)

Changes in the Year*
Provincial Surplus	189,666	19,701	418,929
Acquisition of Tangible Capital Assets	(341,437)	(503,313)	(437,103)
Amortization of Tangible Capital Assets	191,954	280,384	267,360
Disposals and Adjustments to Tangible Capital Assets	—	3,724	7,473
(Increase) Decrease in Inventories of Supplies	—	(4,601)	(5,204)
(Increase) Decrease in Prepaid Expenses	—	(4,640)	(9,013)

Total Changes in the Year	40,183	(208,745)	242,442

Net Direct Debt — End of Year	(12,074,580)	(12,323,508)	(12,114,763)

*	Except for the Provincial Surplus figure, the estimates for items shown as Changes in the Year reflect the activity of the Consolidated Fund only.

Public Accounts Volume 1 — Financial Statements
Statement 4
Consolidated Statement of Cash Flow
For the fiscal year ended March 31, 2009
($ thousands)

	2009	2008

Cash Inflow (Outflow) from the following activities:
Operating:
Provincial Surplus	19,701	418,929
Sinking Fund and Public Debt Retirement Fund Earnings	(116,384)	(112,834)
Foreign Exchange Amortization	1,295	2,039
Amortization of Tangible Capital Assets	280,384	267,360
Net Income from Government Business Enterprises	(359,580)	(344,158)
Profit Distributions from Government Business Enterprises	345,886	332,947
Loss on Disposal of Tangible Capital Assets	2,448	4,499
Net Change in Other Items (Note 11)	(198,135)	266,709

	(24,385)	835,491

Investing:
Repayment of Loans	211,577	220,973
Advances and Investing	(375,579)	(252,592)

	(164,002)	(31,619)

Capital:
Acquisition of Tangible Capital Assets	(503,313)	(437,103)
Proceeds from Disposal of Tangible Capital Assets	1,276	2,973

	(502,037)	(434,130)

Financing:
Debentures Issued	1,541,909	156,580
Repayment of Federal Equalization Repayable Loan	(12,033)	(12,032)
Foreign Currency Swaps and Adjustments	(20,556)	(12,131)
Sinking Fund Installments	(63,688)	(55,912)
Repayment of Debentures and Other Long-term Obligations	(390,614)	(709,339)

	1,055,018	(632,834)

Cash (Outflows) Inflows	364,594	(263,092)
Cash Position, Beginning of Year	609,998	873,090

Cash Position, End of Year	974,592	609,998

Cash Position Represented by:
Cash and Short-Term Investments	974,592	609,998

The accompanying notes and schedules are an integral part of these Financial

Schedules to the Consolidated Financial Statements
Schedule 1
Revenue
For the fiscal year ended March 31, 2009
($ thousands)

	2009	2008

Provincial Sources
Income Taxes	2,170,891	2,167,869
Sales Taxes	1,580,929	1,484,380
Petroleum Royalties	451,795	399,679
Other Provincial Revenue	747,395	834,748

	4,951,010	4,886,676

Federal Sources
Equalization Payments	1,464,935	1,464,528
Canada Health and Social Transfers	965,797	919,366
Crown Share	95,114	234,400
Other Federal Payments	430,605	417,409

	2,956,451	3,035,703

Prior Years Adjustments — Federal/Provincial Fiscal Arrangements
Provincial Sources	53,904	85,779
Federal Sources	7,630	12,277

	61,534	98,056

Other Revenue	743,011	775,114

Sinking Fund and Public Debt Retirement Fund Earnings	116,384	112,834

Total Revenue	8,828,390	8,908,383

Public Accounts Volume 1 — Financial Statements
Schedule 2
Expenses
For the fiscal year ended March 31, 2009
($ thousands)

	2009	2008

Agriculture
Department of Agriculture	65,884	75,971

Community Services
Department of Community Services	805,374	782,262
Nova Scotia Housing Development Corporation	100,714	110,010

	906,088	892,272

Economic and Rural Development
Department of Economic and Rural Development	76,644	83,049
Nova Scotia Strategic Opportunities Fund Inc.	446	—

	77,090	83,049

Education
Department of Education	291,661	312,087
Annapolis Valley Regional School Board	125,340	120,772
Cape Breton Victoria Regional School Board	150,810	144,995
Chignecto-Central Regional School Board	189,982	182,108
Conseil Scolaire Acadien Provincial	50,383	45,583
Halifax Regional School Board	415,862	393,331
Nova Scotia Community College	183,118	169,137
P3 Schools Capital and Technology Refresh Fund	95	17
Scotia Learning Centre Technology Refresh Fund	104	—
South Shore Regional School Board	73,495	72,698
Strait Regional School Board	88,020	81,232
Tri-County Regional School Board	66,582	64,169

	1,635,452	1,586,129

Assistance to Universities	485,468	422,589

Energy
Department of Energy	15,854	34,982
Conserve Nova Scotia	20,245	8,809
Nova Scotia Gas Market Development Initiative Fund	2,559	907
Pengrowth Nova Scotia Energy Scholarship Fund	131	130

	38,789	44,828

Environment
Department of Environment	27,887	48,396
Resource Recovery Fund Board Inc.	44,965	42,689

	72,852	91,085

Schedules to the Consolidated Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2009
($ thousands)

	2009	2008

Finance
Department of Finance	26,955	28,230
Nova Scotia Government Fund Limited	—	506
Nova Scotia Pension Agency	23,341	19,036
Sydney Steel Corporation	116	31
3052155 Nova Scotia Limited	(323)	91

	50,089	47,894

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	7,311	6,934
Nova Scotia Sportfish Habitat Fund	260	—

	7,571	6,934

Health
Department of Health	1,575,204	1,354,679
Annapolis Valley District Health Authority	118,000	106,738
Cape Breton District Health Authority	260,678	227,031
Capital District Health Authority	723,078	690,786
Colchester East Hants Health Authority	67,024	63,604
Cumberland Health Authority	57,242	52,953
Guysborough Antigonish-Strait Health Authority	72,056	66,993
Insured Prescription Drug Plan	—	171,498
Izaak Walton Killam Health Centre	221,455	214,044
Nova Scotia Gaming Foundation	604	389
Nova Scotia Health Research Foundation	6,443	7,496
Pictou County Health Authority	69,835	65,026
Provincial Drug Distribution Program	78,435	74,971
South Shore District Health Authority	73,338	64,856
South West Nova District Health Authority	95,491	87,161

	3,418,883	3,248,225

Health Promotion and Protection
Department of Health Promotion and Protection	40,969	48,230

Justice
Department of Justice	238,537	214,755
Nova Scotia Legal Aid Commission	23,102	21,126

	261,639	235,881

Labour and Workforce Development
Department of Labour and Workforce Development	57,695	23,480

Public Accounts Volume 1 — Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2009
($ thousands)

	2009	2008

Natural Resources
Department of Natural Resources	85,529	86,889
Acadia Coal Company Limited Fund	1	1
Coal Research Agreement Fund	117	150
Crown Land Silviculture Fund	2,273	2,248
Habitat Conservation Fund	96	114
Nova Scotia E 911 Cost Recovery Fund	4,676	4,645
Off-Highway Vehicle Infrastructure Fund	1,874	749
Species at Risk Conservation Fund	12	70
Sustainable Forestry Fund	2,315	—

	96,893	94,866

Public Service
Public Service	133,739	105,108
Democracy 250 Act	273	—
Film Nova Scotia	4,089	3,807
Nova Scotia Business Inc.	29,293	27,736
Nova Scotia Innovation Corporation	7,231	7,038
Nova Scotia Nominee Program	22,111	12,578
Interest only for Nova Scotia Nominee Program	15	47
Trade Centre Limited	17,787	16,377
Waterfront Development Corporation Limited	3,178	5,207

	217,716	177,898

Seniors
Department of Seniors	1,693	1,576

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	244,388	237,497
Nova Scotia Municipal Finance Corporation	325	424

	244,713	237,921

Tourism, Culture and Heritage
Department of Tourism, Culture and Heritage	58,467	55,425
Art Gallery of Nova Scotia	4,375	4,041

	62,842	59,466

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	380,778	363,947
Harbourside Commercial Park Inc.	153	160
Nova Scotia Lands Inc.	654	535

	381,585	364,642

Restructuring Costs	72,208	33,643

Pension Valuation Adjustment	85,066	107,504

Loss (Gain) on Disposal of Crown Assets	(1,076)	(4,169)

Schedules to the Consolidated Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2009
($ thousands)

	2009	2008
Debt Servicing Costs
Consolidated Fund	844,240	905,448
Annapolis Valley District Health Authority	405	327
Annapolis Valley Regional School Board	421	412
Cape Breton District Health Authority	1,170	981
Cape Breton Victoria Regional School Board	315	297
Capital District Health Authority	7,489	6,956
Chignecto-Central Regional School Board	731	694
Colchester East Hants Health Authority	276	208
Conseil Scolaire Acadien Provincial	93	85
Cumberland Health Authority	241	183
Guysborough Antigonish-Strait Health Authority	316	270
Halifax Regional School Board	1,367	1,419
Izaak Walton Killam Health Centre	994	792
Nova Scotia Community College	1,175	1,082
Nova Scotia Government Fund Limited	—	244
Nova Scotia Housing Development Corporation	26,543	31,699
Nova Scotia Innovation Corporation	63	66
Nova Scotia Legal Aid Commission	193	146
Nova Scotia Municipal Finance Corporation	516	910
Pictou County Health Authority	314	242
South Shore District Health Authority	325	255
South Shore Regional School Board	32	78
South West Nova District Health Authority	443	346
Strait Regional School Board	249	236
Tri-County Regional School Board	139	76
Waterfront Development Corporation Limited	107	246
Waycobah School Assistance Fund	3	—

	888,160	953,698

Total Expenses	9,168,269	8,833,612

Public Accounts Volume 1 — Financial Statements
Schedule 3
Loans and Investments
As at March 31, 2009
($ thousands)

	Loans and		Net	Net
	Investments	Provisions	2009	2008

Loans of the Consolidated Fund:
Agriculture and Rural Credit Act	193,833	23,088	170,745	169,438
Fisheries Development Act	84,659	247	84,412	88,968
Housing Development Act	132,973	23,540	109,433	58,399
Industrial Development Act	131,300	83,700	47,600	30,420
Venture Corporations Act	809	809	—	—
Loans to Municipalities Municipal Loan and Building Fund Act	225	—	225	300
Educational & Services Products (NS) Ltd	15	—	15	—
Education - Student Loans Direct Lending	153,879	56,623	97,256	—
Miscellaneous	709	—	709	709
Nova Scotia Market Development Initiative Fund	5,600	—	5,600	5,600

	704,002	188,007	515,995	353,834

Loans of Governmental Units:
Nova Scotia Business Incorporated	123,427	37,046	86,381	92,564
Nova Scotia Innovation Corporation	255	—	255	224
Nova Scotia Municipal Finance Corporation	700,121	—	700,121	690,169
Resource Recovery Fund Board	464	—	464	1,114
Waterfront Development Corporation	1,083	—	1,083	874

	825,350	37,046	788,304	784,945

Total Loans	1,529,352	225,053	1,304,299	1,138,779

Investments of the Consolidated Fund:
Housing Development Act	2,043	105	1,938	1,933
Industrial Development Act	7,235	3,435	3,800	7,409

	9,278	3,540	5,738	9,342

Investments of Governmental Units:
Art Gallery of Nova Scotia	1,873	—	1,873	1,921
Nova Scotia Business Incorporated	33,453	14,014	19,439	15,371
Nova Scotia Innovation Corporation	15,795	—	15,795	16,729
Resource Recovery Fund Board	—	—	—	1,000

	51,121	14,014	37,107	35,021

Total Investments	60,399	17,554	42,845	44,363

Total Loans and Investments	1,589,751	242,607	1,347,144	1,183,142

Notes:
The Provisions listed above include amounts for possible guarantee payouts related to the Industrial Development Act $4,000 (2008 — $10,200), the Housing Development Corporation Act $14,247 (2008 — $15,066), and Nova Scotia Business Incorporated $2,934 (2008 — $2,894).
Also included in Provisions for the Housing Development Corporation Act is $3,200 (2008 — $3,200) for interest fluctuations.

Schedules to the Consolidated Financial Statements
Schedule 4
Unmatured Debt
As at March 31, 2009
($ thousands)

		Sinking
		Funds and	Net	Net
	Gross	Defeasance	Debt	Debt
	Debt	Assets	2009	2008

Governmental Units
Consolidated Fund	12,180,095	2,211,712	9,968,383	9,018,175
Nova Scotia Housing Development Corporation	252,156	—	252,156	263,662
Nova Scotia Municipal Finance Corporation	2,573	—	2,573	7,799
Nova Scotia Power Finance Corporation	1,078,060	1,078,060	—	—
Waterfront Development Corporation Limited	125	—	125	930
Other	1,559	—	1,559	1,768

Unmatured Debt of Governmental Units	13,514,568	3,289,772	10,224,796	9,292,334

Government Business Enterprises
Halifax-Dartmouth Bridge Commission	57,000	—	57,000	60,000
Highway 104 Western Alignment Corporation	72,348	—	72,348	73,874
Nova Scotia Gaming Corporation	24,354	—	24,354	19,037
Nova Scotia Liquor Corporation	3,491	—	3,491	4,465

Unmatured Debt of Government Business Enterprises	157,193	—	157,193	157,376

Total Unmatured Debt	13,671,761	3,289,772	10,381,989	9,449,710

Notes:
All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.
The current and long-term portions of unmatured debt of Governmental Units are shown on the Consolidated Statement of Financial Position with reference to this schedule. Debt of Government Business Enterprises is reflected in the Investment in Government Business Enterprises and in further detail in Schedule 6.
As of March 31, 2009, the Consolidated Fund held Sinking Funds and Public Debt Retirement Funds of $2,211.7 million. These funds were comprised of $2,069.3 million in Sinking Funds and $142.4 million in Public Debt Management Funds. The total market value of both funds is $2,543.0 million at year-end. During the year, contributions were $61.5 million, total earnings were $118.5 million and there were no redemptions.

Public Accounts Volume 1 — Financial Statements
Schedule 4
Unmatured Debt (continued)
As at March 31, 2009
($ thousands)
Notes:
Sinking fund assets are recorded at cost, which includes premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts is included as part of the value of the sinking funds. As at March 31, 2009, the unamortized net premium was $60.9 million.
Assets consist primarily of debentures of the provinces and Government of Canada with fixed interest rates ranging from 4.4 per cent to 10 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over a 20-year period unless the term of the issue is longer. At year-end, the province held $1,125.5 million carrying value worth of its own debentures in Sinking Funds and Public Debt Retirement Funds as active investments.
As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.
Projected Payments
($ thousands)

	Governmental Units			Government
	Net Principal	Sinking Fund	Total	Business
	Repayments	Requirements	Payments	Enterprises	Total

2010	695,777	95,319	791,096	13,645	804,741
2011	684,689	95,319	780,008	22,671	802,679
2012	1,617,980	95,319	1,713,299	6,154	1,719,453
2013	719,542	95,319	814,861	5,287	820,148
2014	1,013,461	75,837	1,089,298	5,529	1,094,827
2015 & thereafter	4,587,338	448,896	5,036,234	103,907	5,140,141

	9,318,787	906,009	10,224,796	157,193	10,381,989

Net principal repayments are comprised of the principal amount due less available designated sinking funds to retire the debenture.
In addition, the province has approximately $939.0 million in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Schedules to the Consolidated Financial Statements
Schedule 5
Gross Long-Term Debt
As at March 31, 2009
($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates
Governmental Units:
		Debentures
Consolidated Fund
Consolidated Fund (CDN$)		11,832,579	2009 to 2038	2.50% to 15.998%
Consolidated Fund (US$)	1.2602	—	2012 to 2022	5.12% to 9.50%
Consolidated Fund (UK£)	1.8022	—	2011 to 2019	11.75% to 16.75%
Consolidated Fund (Euro)	1.6710	—	2010	4.48%
Nova Scotia Municipal Finance Corporation		2,573	2009 to 2018	1.00% to 2.62%
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$300,000)	1.2602	378,060	2021	9.40%

Total — Debentures		12,913,212

		Loans
Consolidated Fund — Other Debt		225	2009 to 2011	7.75% to 8.375%
Nova Scotia Housing Development Corporation		252,156	2009 to 2034	4.0% to 21.50%
Waterfront Development Corporation		125	Demand Loan	Bank prime less 1.125%

Total — Loans		252,506

		Capital Leases
Consolidated Fund		347,291	2009 to 2027	4.25% to 11.00%
Other		1,559	2010 to 2011	5.00% to 8.00%

Total — Capital Leases		348,850

Tota l — Long-term Debt of Governmental Units		13,514,568

Public Accounts Volume 1 — Financial Statements
Schedule 5
Gross Long-Term Debt (continued)
As at March 31, 2009
($ thousands)

	CDN $	Maturity
	Amount	Dates	Interest Rates

Government Business Enterprises:

	Debentures
Highway 104 Western Alignment Corporation	72,348	2026	10.13%
	Loans
Halifax-Dartmouth Bridge Commission	57,000	2019	5.13%
Nova Scotia Gaming Corporation	24,354	2011	variable

	Capital Leases
Nova Scotia Liquor Corporation	3,491	2012	13.80%

Total Long-term Debt of Government Business Enterprises	157,193

Total Gross Long-term Debt	13,671,761

Call, Redemption and Other Features:
Consolidated Fund
Canadian debentures include the following redeemable issues:
-$1,079.4 million in CPP debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada;
The interest rates shown for the Canadian and US debentures reflect the fixed rates only. There are debentures that have floating rates. Floating interest rates are adjusted on either a monthly or quarterly basis.
Housing Development Corporation
Mortgages and notes payable are secured by investments in social housing.
Highway 104 Western Alignment Corporation
The Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.

Schedules to the Consolidated Financial Statements
Schedule 6
Government Business Enterprises
As at March 31, 2009
($ thousands)

	2009					2008
	Halifax —	Highway 104
	Dartmouth	Western	Nova Scotia	Nova Scotia
	Bridge	Alignment	Gaming	Liquor
	Commission	Corporation	Corporation	Corporation	Total	Total

Cash	10,435	768	10,927	5,546	27,676	27,233
Accounts Receivable	486	724	—	2,200	3,410	4,695
Inventory	—	7	1,666	35,693	37,366	37,045
Tangible Capital Assets	74,329	95,484	98,963	44,403	313,179	301,356
Other Assets	2,294	38,777	1,931	826	43,828	41,730

Total Assets	87,544	135,760	113,487	88,668	425,459	412,059

Accounts Payable	4,690	1,903	2,216	66,325	75,134	75,497
Long-term Debt	57,000	72,348	24,354	3,491	157,193	157,376
Other Liabilities	4,005	42,838	86,917	18,852	152,612	152,360

Total Liabilities	65,695	117,089	113,487	88,668	384,939	385,233

Equity	21,849	18,671	—	—	40,520	26,826

Total Liabilities and Equity	87,544	135,760	113,487	88,668	425,459	412,059

Revenue	33,567	21,259	440,895	564,037	1,059,758	1,020,779

Expenses	21,425	8,572	306,658	349,907	686,562	658,000
Debt Servicing	3,773	7,483	843	1,517	13,616	18,621

Total Expenses	25,198	16,055	307,501	351,424	700,178	676,621

Net Income	8,369	5,204	133,394	212,613	359,580	344,158

Public Accounts Volume 1 — Financial Statements
Schedule 6
Government Business Enterprises (continued)
As at March 31, 2009
Halifax-Dartmouth Bridge Commission
The Halifax-Dartmouth Bridge Commission (the Commission) was created in 1950 by a special statue of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of the Commission is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm. The Commission currently operates and maintains two toll bridges across the Halifax Harbour, the Angus L. Macdonald Bridge and the A. Murray MacKay Bridge. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity.
Effective January 1, 2008, the Commission moved to a full straight line method for calculating depreciation on all assets. The estimated remaining useful life of the bridges is periodically updated based on consultation with the Commission’s external engineers. In addition, the Commission’s fiscal year end has been changed from December 31 to March 31.
On July 25, 2007 the Commission entered into a long-term loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires eleven consecutive annual installments of $3.0 million commencing with an installment payment on December 4, 2008 and for each year thereafter with the final principal repayment amount of $27.0 million along with all accrued and unpaid interest thereon due on the final maturity date of December 4, 2019. Interest is payable semi-annually on June 4 and December 4 of each year. The average interest rate over the 12-year period is 5.13 per cent. In addition, the agreement requires that two reserve funds, the OM Fund and Debt Service Fund, be maintained. Effective June 4, 2008, a Capital Fund was also established.
On April 4, 2008, the Commission received $2.6 million from the Province for repairs to the infrastructure known as the Victoria Road Interchange (VRI) on Highway 111. The Province also transferred the net book value of the VRI in the amount of $0.6 million to the Commission.
On June 30, 2008, the Commission entered into a Line of Credit agreement for $60.0 million with the Province. There have been no borrowings against this line of credit as of March 31, 2009.
Highway 104 Western Alignment Corporation
The Corporation has been established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Corporation’s fiscal year end is March 31. The Province of Nova Scotia retains ownership of the highway. The Corporation is granted the right to operate the highway and collect tolls for a 30-year period, pursuant to an agreement dated April 1, 1996, after which time the right will revert to the Province.
The Province contributed $55.0 million toward the construction of the highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program. There were no contributions in the current or previous year.
On May 22, 1996, the Corporation entered into an operating agreement with Atlantic Highways Management Corporation whereby compensation is based on the annual operating budget plus a variable fee.
A thirty year agreement between the Corporation and the Department of Transportation and Infrastructure Renewal to provide annual roadway maintenance services is renewable in five year increments and was renewed in the current year. For the upcoming fiscal years, the annual fee of $1.0 million will be adjusted annually for inflation. During the year, the Corporation incurred

Schedules to the Consolidated Financial Statements
Schedule 6
Government Business Enterprises (continued)
As at March 31, 2009
At March 31, 2009, the Corporation has a receivable recorded from the Province in the amount of $0.6 million (2008—$0.7 million).
Restricted assets, consisting primarily of investments in the amount of $38.3 million (2008 - $33.6 million), are included in other assets. These reserve accounts were established in accordance with trust indenture agreements between the Corporation, bondholders, and an Omnibus Agreement between the Corporation and the Province.
Nova Scotia Gaming Corporation
The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The purpose of the Corporation is to develop, undertake, organize, conduct and manage casinos and other lottery business on behalf of the Province of Nova Scotia. The Corporation’s fiscal year end is March 31. Revenues of the Corporation are derived from two casinos, located in Halifax and Sydney, and ticket and video lottery sales. The net balance owing to the Province at March 31, 2009 is $68.4 million (2008 — $66.4 million).
Unclaimed prizes are retained by the Corporation in a prize fund for one year from the announced beginning date of the draw. As at March 31, 2009, this amounted to $2.5 million (2008 — $2.7 million). This $2.5 million of restricted cash is included in cash.
Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute 1 per cent of their VL commission to the Nova Scotia Gaming Foundation. The Corporation has agreed to contribute an amount equal to all contributions made by the VL retailers.
The Corporation is obligated to make direct payments annually to three provincial government bodies as follows: The Department of Tourism, Culture and Heritage (in support of the Cultural Federation of NS), The Department of Agriculture (in support of the Exhibition Association of Nova Scotia), and the Department of Health Promotion and Protection (in support of Sport Nova Scotia). These payments totaled $0.2 million in 2009 (2008-$0.2 million). Additionally, as part of its Gaming Strategy, the Government of Nova Scotia approved a contribution of $3.0 million to Nova Scotia Health Promotion and Protection in 2009 (2008-$3.0 million) to fund problem gambling treatment. The Corporation annually contributes to the Nova Scotia Harness Racing Fund amounts approved by the Minister of Finance. The Government of Nova Scotia approved a contribution of $1.0 million in 2009 to support the harness racing industry in Nova Scotia.
Nova Scotia Liquor Corporation
The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. The Corporation was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate.
The Corporation operates retail sales locations across the province and has a fiscal year end of March 31. The net balance owing to the Province at March 31, 2009 is $39 million (2008 — $31.7 million).

Public Accounts Volume 1 — Financial Statements
Schedule 7
Tangible Capital Assets
As at March 31, 2009
($ thousands)

	2009						2008
		Buildings	Machinery		Roads,
		and Land	Computers	Vehicles	Bridges
		Improve-	and	and	and
	Land	ments	Equipment	Ferries	Highways	Total	Total

Costs
Opening Costs	602,853	3,577,322	1,048,896	115,847	1,142,280	6,487,198	6,082,678
Additions	13,237	191,951	90,625	5,196	202,304	503,313	437,103
Disposals	(65)	(834)	(15,829)	(5,020)	(14)	(21,762)	(32,583)

Closing Costs	616,025	3,768,439	1,123,692	116,023	1,344,570	6,968,749	6,487,198

Accumulated Amortization
Opening Accumulated Amortization	—	(1,360,782)	(744,835)	(71,135)	(460,059)	(2,636,811)	(2,394,561)
Disposals	—	645	13,003	4,390	—	18,038	25,110
Amortization Expense	—	(111,510)	(70,441)	(10,276)	(88,157)	(280,384)	(267,360)

Closing Accumulated Amortization	—	(1,471,647)	(802,273)	(77,021)	(548,216)	(2,899,157)	(2,636,811)

Net Book Value	616,025	2,296,792	321,419	39,002	796,354	4,069,592	3,850,387

Opening Balance	602,853	2,216,540	304,061	44,712	682,221	3,850,387	3,688,117
Closing Balance	616,025	2,296,792	321,419	39,002	796,354	4,069,592	3,850,387

Increase (Decrease) in Net Book Value	13,172	80,252	17,358	(5,710)	114,133	219,205	162,270

Schedules to the Consolidated Financial Statements
Schedule 7
Notes to Schedule 7
($ thousands)
Amortization is calculated on a declining balance basis for assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: buildings and land improvements (5-30 per cent); machinery, computers and equipment (15-50 per cent); vehicles and ferries (15-35 per cent); and roads, bridges and highways (5-15 per cent). Capital leases are amortized on a straight-line basis over the length of each lease (3-25 years).
Amortization is generally calculated on a straight-line basis for assets of other governmental units. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) and land improvements (2-50 years); machinery, computers and equipment (3-50 years); and vehicles and ferries (3-7 years). Capital leases are amortized on a straight-line basis (generally 5-45 years).
Social Housing assets are included in Buildings and Land Improvements and relate to the Housing Development Corporation. These assets are amortized using the straight-line method. The net book value of these assets is $320,905 (2008 — $320,688).
Included in the closing costs totals of the various classes as of March 31, 2009, are costs for assets under construction, which have not yet begun to amortize. These costs are buildings and land improvements — $135,404; machinery, computers and equipment — $53,391; vehicles and ferries — $1,155; and roads, bridges and highways — $50,337.
Capital leases are included in the various categories as follows: buildings and land improvements — cost $472,225, accumulated amortization ($214,395); machinery, computers and equipment — cost $40,774, accumulated amortization ($33,773); and vehicles and ferries — cost $16,384, accumulated amortization ($7,222).

Public Accounts Volume 1 – Financial Statements
Schedule 8
Direct Guarantees
As at March 31, 2009
($ thousands)

	Authorized	Utilized	Utilized
	2009	2009	2008
Bank Loans:
Nova Scotia Business Incorporated	3,534	3,534	5,008
Industrial Development Act	39,620	22,833	77,152
Nova Scotia Fisheries and Aquaculture Loan Board	100	100	100
Department of Education — Student Loan Program	42,995	42,995	157,004

Total — Bank Loan Guarantees	86,249	69,462	239,264

Promissory Notes:
3052155 NS Limited to Canada-Nova Scotia Offshore Petroleum Board	2,500	2,500	2,500

Total — Promissory Note Guarantees	2,500	2,500	2,500

Mortgages:
Housing Development Corporation Act	11,275	11,275	11,096
Housing Development Corporation Act - CMHC Indemnities	117,487	117,487	126,248
Provincial Finance Act	101	101	127

Total — Mortgage Guarantees	128,863	128,863	137,471

Other Guarantees:
Aliant Telecom MASH Sector	3	3	116
Equity Tax Credit Act — Community Economic Development Investment Funds
	713	713	1,365

Total — Other Guarantees	716	716	1,481

Total — Direct Guarantees	218,328	201,541	380,716

Less Provision for Guarantee Payout:
Industrial Development Act		(4,000)	(10,200)
Nova Scotia Business Incorporated		(2,934)	(2,894)
Department of Education — Student Loan Program		(8,982)	(32,248)
Housing Development Corporation Act		(14,247)	(15,066)
3052155 Nova Scotia Limited		(100)	(500)

		(30,263)	(60,908)

Less Provision for Student Debt Reduction Program :
Department of Education — Student Loan Program		(3,599)	(15,771)

Net Direct Guarantees not provided for in these statements		167,679	304,037

Schedules to the Consolidated Financial Statements
Schedule 9
Segment Reporting
As at March 31, 2009
Segment reporting is designed to assist users to identify the resources allocated to support the major activities of government and to better understand the performance of segments.
The following schedules provide segment information for the 2009 and 2008 fiscal years. The province has determined that the following segments represent the major activities for the government.
Health — The provision of such services and institutions to the public that will lead to a higher state of personal health.
Education — The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives.
Infrastructure & Public Works — The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.
Social Services — The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.
Natural Resources & Economic Development — The provision for the maintenance and upkeep, efficient extraction and processing of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.
Other — The provision of all other essential services which are necessary for the efficient and effective operation of government. This also includes items which assure a benefit to the whole of government and cannot be identified with any other function.
Unallocated — Revenues and expenses that cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities or relate to general administration activities that are not identified as a separate segment. This includes items like tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Public Accounts Volume 1 — Financial Statements
Schedule 9
Segment Reporting
For the fiscal year ended March 31, 2009
($ thousands)

					Natural
					Resources
			Infrastructure	Social	& Economic
	Health	Education	& Public Works	Services	Development	Other	Unallocated	Eliminations	Total

Revenue
Provincial Sources	31,888	23,839	13,573	26,763	37,076	224,328	4,694,947	(109,238)	4,943,176
Federal Sources	42,139	45,177	34,905	70,997	33,593	50,958	2,725,676	—	3,003,445
Other Revenue	291,399	353,717	12,139	69,944	139,468	226,502	49,886	(18,090)	1,124,965
Sinking Fund Earnings	—	—	—	—	—	—	116,384	—	116,384

Total Revenues	365,426	422,733	60,617	167,704	210,137	501,788	7,586,893	(127,328)	9,187,970

Expenses
Grants and Subsidies	1,271,584	633,147	1,591	696,933	177,811	256,176	—	19,270	3,056,512
Salaries and Employee Benefits	1,472,305	1,057,536	124,388	114,030	151,314	295,885	85,066	(107,239)	3,193,285
Operating Goods and Services	626,746	316,214	125,656	107,429	127,723	110,937	—	(6,281)	1,408,424
Professional Services	76,452	13,293	19,691	5,244	19,476	134,744	—	(688)	268,212
Amortization	78,106	62,334	109,657	15,162	5,021	10,104	—	—	280,384
Debt Servicing Costs	—	—	—	—	—	—	918,509	(30,349)	888,160
Other	—	42,332	—	—	33,790	287	(1,076)	(2,041)	73,292

Total Expenses	3,525,193	2,124,856	380,983	938,798	515,135	808,133	1,002,499	(127,328)	9,168,269

Segment Result	(3,159,767)	(1,702,123)	(320,366)	(771,094)	(304,998)	(306,345)	6,584,394	—	19,701

Schedules to the Consolidated Financial Statements
Schedule 9
Segment Reporting
For the fiscal year ended March 31, 2008
($ thousands)

					Natural
					Resources
			Infrastructure	Social	& Economic
	Health	Education	& Public Works	Services	Development	Other	Unallocated	Elim inations	Total

Revenue
Provincial Sources	52,203	11,817	11,289	23,902	50,580	215,799	4,678,027	(114,055)	4,929,562
Federal Sources	56,229	73,006	30,526	66,463	7,490	64,808	2,784,701	—	3,083,223
Other Revenue	309,423	336,416	10,200	70,947	137,889	225,534	54,232	(17,719)	1,126,922
Sinking Fund Earnings	—	—	—	—	—	—	112,834	—	112,834

Total Revenues	417,855	421,239	52,015	161,312	195,959	506,141	7,629,794	(131,774)	9,252,541

Expenses
Grants and Subsidies	1,153,704	585,774	5,964	675,662	200,887	229,395	—	(29,832)	2,821,554
Salaries and Employee Benefits	1,292,835	981,455	121,175	107,658	139,953	246,924	107,504	(68,567)	2,928,937
Operating Goods and Services	768,071	321,531	130,399	118,312	124,833	110,276	—	(5,818)	1,567,604
Professional Services	65,851	12,184	14,660	5,839	13,569	124,878	—	—	236,981
Amortization	80,337	60,136	96,031	13,932	4,938	11,986	—	—	267,360
Debt Servicing Costs	—	—	—	—	—	—	978,047	(24,349)	953,698
Other	—	44,320	—	—	20,351	184	(4,169)	(3,208)	57,478

Total Expenses	3,360,798	2,005,400	368,229	921,403	504,531	723,643	1,081,382	(131,774)	8,833,612

Segm ent Result	(2,942,943)	(1,584,161)	(316,214)	(760,091)	(308,572)	(217,502)	6,548,412	—	418,929

Public Accounts Volume 1 — Financial Statements
Schedule 10
Government Reporting Entity
As at March 31, 2009
Listed below are the governmental units, government business enterprises and government partnership arrangements that comprise the government reporting entity.

Governmental Units
(Consolidation Method)

Acadia Coal Company Limited Fund	Nova Scotia Crop and Livestock Insurance Commission
AgraPoint International Incorporated	Nova Scotia E911 Cost Recovery Fund
AgriTECH Park Incorporated	Nova Scotia Environmental Trust
Annapolis Valley District Health Authority	Nova Scotia Farm Loan Board
Annapolis Valley Regional School Board	Nova Scotia Fisheries and Aquaculture Loan Board
Art Gallery of Nova Scotia	Nova Scotia Gaming Foundation
Bioscience Enterprise Centre Incorporated	Nova Scotia Gas Market Development Initiative Fund
Cape Breton District Health Authority	Nova Scotia Government Acadian Bursary Program Fund
Cape Breton Victoria Regional School Board	Nova Scotia Harness Racing Incorporated (inactive)
Capital District Health Authority	Nova Scotia Health Research Foundation
Check Inns Limited (inactive)	Nova Scotia Housing Development Corporation
Chignecto-Central Regional School Board	Annapolis Valley Housing Authority
Coal Research Agreement Fund	Cape Breton Island Housing Authority
Colchester East Hants Health Authority	Cobequid Housing Authority
Conserve Nova Scotia	Eastern Mainland Housing Authority
Conseil Scolaire Acadien Provincial	Metropolitan Regional Housing Authority
Consolidated Fund (1)	South Shore Housing Authority
CorFor Capital Repairs & Replacements Fund	Tri-County Housing Authority
Crown Land Mine Remediation Fund	Nova Scotia Innovation Corporation
Crown Land Silvaculture Fund	1402998 Nova Scotia Limited
Cumberland Health Authority	3039255 Nova Scotia Limited
Democracy 250	3087532 Nova Scotia Limited
Film Nova Scotia	Nova Scotia Lands Incorporated
Gaming Addiction Treatment Trust Fund	Nova Scotia Legal Aid Commission
Guysborough Antigonish-Strait Health Authority	Nova Scotia Municipal Finance Corporation
Habitat Conservation Fund	Nova Scotia Nominee Program Fund
Halifax Regional School Board	Nova Scotia Pension Agency
Harbourside Commercial Park Incorporated	Nova Scotia Power Finance Corporation
Sydney Utilities Limited	Nova Scotia Primary Forest Products Marketing Board
Industrial Expansion Fund	Nova Scotia School Boards Association (2)
Izaak Walton Killam Health Centre	Nova Scotia School Insurance Exchange (3)
Law Reform Commission	Nova Scotia School Insurance Program Association (3)
Mainstream 1992 Fund	Nova Scotia Sportfish Habitat Fund
Muggah Creek Remediation Fund	Nova Scotia Strategic Opportunities Fund Incorporated
Nova Scotia Arts Council (inactive)	Nova Scotia Utility and Review Board
Nova Scotia Blueberry Institute Fund	Off-Highway Vehicle Infrastructure Fund
Nova Scotia Business Incorporated	P3 Schools Capital & Technology Refresh Fund (4)

Nova Scotia Community College
Nova Scotia Community College Foundation
Nova Scotia Coordinate Referencing System Trust Fund

(1)	— Includes all departments and public service units of the Nova Scotia Provincial Government

(2)	— Entity is a partnership controlled by the eight school boards.

(3)	— Entity is a partnership controlled by the eight school boards and the Community College

(4)	— This includes all refresh funds related to P3 schools.

Schedules to the Consolidated Financial Statements
Schedule 10
Government Reporting Entity (continued)
As at March 31, 2009

Governmental Units (continued) (Consolidation Method)	Government Business Enterprises (Modified Equity Method)

Pengrowth Nova Scotia Energy Scholarship	Halifax-Dartmouth Bridge Commission
Pictou County Health Authority	Highway 104 Western Alignment Corporation
Provincial Drug Distribution Program	Nova Scotia Gaming Corporation
Public Archives of Nova Scotia	Atlantic Lottery Corporation (25% ownership)
Public Debt Management Fund	Interprovincial Lottery Corporation (10% ownership)
Resource Recovery Fund Board Incorporated	Nova Scotia Liquor Corporation
Rockingham Terminal Incorporated (inactive)
Scotia Benefit Fund
Scotia Learning Technology Refresh Fund	Government Partnership Arrangements
Sherbrooke Restoration Commission	(Proportionate Consolidation Method)
South Shore District Health Authority
South Shore Regional School Board	Atlantic Provinces Special Education Authority
South West Nova District Health Authority	(approximately 55% share)
Species-at-risk Conservation Fund	Canada-Nova Scotia Offshore Petroleum Board (50% share)

Strait Regional School Board	Canadian Sports Centre Atlantic (approximately 8% share)

Sustainable Forestry Fund	Council of Atlantic Premiers (approximately 45% share)

Sydney Environmental Resources Limited (inactive)
Sydney Steel Corporation
Sydney Tar Ponds Agency
Sysco Decommissioning Fund
Trade Centre Limited
Maritime Fall Fair Association
Tri-County Regional School Board
Upper Clements Family Theme Park Limited (inactive)
Waterfront Development Corporation Limited
3104102 Nova Scotia Limited
Waycobah School Assistance Fund
3052155 Nova Scotia Limited

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
1. Financial Reporting and Accounting Policies
These financial statements are prepared in accordance with Canadian generally accepted accounting principles for the public sector, that for purposes of the province’s financial statements are represented by accounting recommendations of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
These consolidated financial statements have been prepared using the following significant accounting policies:
a)	The Government Reporting Entity

The Government Reporting Entity (GRE) is comprised of the Consolidated Fund, other Governmental Units (GUs), Government Business Enterprises (GBEs) and Government Partnership Arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the province are excluded from the reporting entity and are disclosed separately on the Statement of Financial Position for information purposes only.

b)	Principles of Consolidation

A GU is a government organization that is not a GBE. GUs include government departments, public service units, funds, agencies, service organizations, boards, government not-for-profit organizations and government business-type organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1 (c), with the exception of Tangible Capital Assets. Significant inter-organization accounts and transactions are eliminated.

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs have been accounted for on the modified equity basis which does not require any accounting policy adjustments. The total net equity of all GBEs is included in the Statement of Financial Position. The total net income is shown as a separate item in the Statement of Operations and Accumulated Deficits.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
A GPA is a contractual arrangement between the government and a party or parties outside the reporting entity. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for on the proportionate consolidation method.

A complete listing of the organizations within the GRE is provided in Schedule 10.

c)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are interest, various taxes and legislated levies. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Taxes are accrued in the year earned based upon estimates using statistical models. These revenues are recorded at the net amount estimated, after considering adjustments for tax credits and administrative costs related to the collection and processing performed by the federal government.

Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met. Transfers are recorded as deferred revenue if they are restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 9 — Expenses by Object. Grants are recognized in the period during which the grant is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-term Investments are recorded at cost, which approximates market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate is 0.41 per cent at year-end.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the loan. Any loan write offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-term Borrowings have initial maturities of one year or less and are recorded at cost that approximates market value. Short-term Borrowings had a weighted average interest rate of 0.94 per cent at year-end on Canadian dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective and it is considered to be consistent with the province’s financial risk management goals.

Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary issue.

Premiums and discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
Net Direct Debt

Net Direct Debt represents the direct liabilities of the province less financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development and installation of the tangible capital asset, except interest. Tangible Capital Assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates selected by entities other than the Consolidated Fund are not adjusted to the methods and rates used by the Consolidated Fund.

Inventories of Supplies are held for consumption or use by the province in the course of its operations. All entities record inventory at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than Tangible Capital Assets and Inventories of Supplies, of which some or all will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the direct liabilities of the province less financial assets, non-financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues. This represents the accumulated balance of net surpluses/deficits arising from the operations of the province.

d)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, federal, and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, petroleum royalties, CHT and CST arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
2. Accounting Changes
There were no significant accounting changes made during the 2009 fiscal year.
3. Restricted Cash and Short-Term Investments
As at March 31, 2009 restricted cash and short-term investments of $90.2 million (2008 — $95.3 million) have been designated for restricted purposes by parties external to the province. Restricted cash includes $48.8 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $24.9 million from Capital District Health Authority for the Centre for Clinical Research and other purposes; $9.0 million for gas market development from the Nova Scotia Market Development Initiative; and $7.5 million for various other purposes.
4. Deferred Revenue
Receipts are recorded as deferred revenue if they are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met. The balance includes the following components:
     ($ thousands)

	2009	2008

Offshore Accord	541,357	647,241
C-52 Federal Trusts Agreement	62,685	71,115
Office of Immigration’s — Nova Scotia Nominee Program (funds held in segregated account)	42,721	64,831
C-48 Federal Trust Agreements	9,955	39,867
Nova Scotia Housing Development Corporation’s Social Housing Agreement	48,809	51,516
Early Learning Child Care Funds	38,594	38,772
Capital District Health Authority’s Capital and Research Funds	27,229	37,161
Nova Scotia Gas Tax Agreement on Municipal Funding	36,098	19,157
Wait Times Reduction Fund	—	17,056
C-41 Community Development Trust	25,874	—
Nova Scotia Gas Market Development Initiative Fund	11,719	12,627
Resource Recovery Fund Board Inc.’s Unearned Revenue from Container Deposits, Paint Levies and Tire Deposits	13,320	12,923
Other	60,005	42,016

Total Deferred Revenue	918,366	1,054,282

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
5. Derivative Financial Instruments
The province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Foreign currency contracts are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars. Interest rate contracts are used to vary the amounts and periods for which interest rates on borrowing are fixed or floating. Foreign exchange contracts include swap agreements and options. Interest rate contracts include swap agreements and options on swaps.
The province’s credit policy is that it only executes derivative transactions with well rated counter parties equal to or better than the Province.
The province has executed the following cross currency swap contracts and interest rate swap contracts/forward agreements to convert certain interest payments from a fixed to floating, from floating to fixed or fixed to fixed basis for the fiscal year ended March 31, 2009:

		Notional	Term	Mark to
# of Swaps	Currency	Principal	Remaining	Market*

		($thousands)	(years)	($millions)
108	CDN$	1,626,450	47 days to 22	(60.5)
25	US$	3,294,000	3 to 13	367.4
2	UK	83,250	2 and 10	(35.6)
1	Euro	50,000	1	9.8

*	Mark to Market is an indication of the swap’s market value as at March 31, 2009. This represents the estimated realizable gain (loss), and is equivalent to the present value of future savings (losses) based on market conditions as at March 31, 2009. The mark to market values of the currency swaps are reflected in the amounts shown under interest rate swaps.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
The province has executed several currency swaps to convert foreign denominated debt into Canadian denominated debt.

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal

		($ thousands)		($ thousands)
SWAPS:
October 28, 2011	UK£	23,250	CDN$	56,283
April 16, 2019	UK£	60,000	CDN$	114,387
February 27, 2012	US$	500,000	CDN$	795,000
July 27, 2013	US$	300,000	CDN$	299,850
March 15, 2016	US$	150,000	CDN$	205,725
January 26, 2017	US$	500,000	CDN$	586,500
February 1, 2019	US$	200,000	CDN$	198,000
July 1, 2019	US$	200,000	CDN$	199,900
November 15, 2019	US$	244,000	CDN$	246,318
March 1, 2020	US$	300,000	CDN$	409,200
May 1, 2021	US$	300,000	CDN$	312,002
April 1, 2022	US$	300,000	CDN$	379,517
July 30, 2022	US$	300,000	CDN$	329,310
February 24, 2010	Euro	50,000	CDN$	72,235

6. Federal Equalization Repayable Loan
The province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $501,342 to commence in April 2006. As of March 31, 2009 the balance of the loan is $84,225,376 (2008 — $96,257,584).

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
7. Pension, Retirement and Other Obligations
a)	Description of Obligations

The province offers a variety of pension, other retirement, post-employment and special termination benefits. The province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs. The significant plans are detailed as follows:

Pension Benefit Plans

The province sponsors two funded pension plans, the Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages and real estate. The plans are jointly funded with contributions from employees being matched by the province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Fund to the Teachers’ Pension Plan Trustee Inc., (TPPTI). The TPPTI is a body corporate comprised of nine board members — four nominated by the Nova Scotia Teachers’ Union, four nominated by the province and one Chair agreed to by both parties. As a result of this transfer, the province and Union agreed to share all surpluses and deficits of the plan equally. The province accounts for one-half of all components of the accrued benefit liability associated with the plan in its financial statements. In addition, the province recognizes one-half of components associated with the net benefit expense (recovery) associated with this plan. As of March 31, 2009, the total accrued benefit liability associated with the plan was $87.0 million.

The province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on July 1, 2008 and extrapolated to December 31, 2008 which indicated a funding deficit of $123.3 million.

Other Retirement Benefit Plans

The province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The province pays 65 per cent and 100 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees respectively.

Post-Employment Benefits

The province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
Special Termination Benefits

The province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.
b)	Summary of Activity in Defined Benefit Plans
Accrued Benefit Liability
($ thousands)

	2009	2008

Pension Benefit Plans	429,678	328,029
Other Benefit Plans	1,358,270	1,292,676

Total Accrued Benefit Liability	1,787,948	1,620,705

Activity During the Year
($ thousands)

	Pension Benefit Plans		Other Benefit Plans
	2009	2008	2009	2008

Projected benefit obligation, beginning of year	7,272,447	6,902,796	1,393,104	1,195,923
Current benefit cost	190,405	179,383	64,070	60,145
Interest cost	501,456	476,633	68,830	66,138
Actuarial (gains) losses	17,466	107,178	(69,722)	117,769
Benefit payments	(413,016)	(402,337)	(81,275)	(79,251)
Other	6,254	8,794	(1,520)	324
Plan amendments	—	—	15,717	32,056

Projected benefit obligation, end of year	7,575,012	7,272,447	1,389,204	1,393,104

Market related value of plan assets, beginning of year	6,104,289	5,791,909	80,583	67,788
Expected return on plan assets	427,478	405,227	5,362	4,754
Actuarial gains (losses)	(318,999)	78,846	(3,755)	(18)
Benefit payments	(413,016)	(402,337)	(81,275)	(79,251)
Other	6,254	7,933	(397)	(713)
Employer contributions	131,975	121,714	81,470	77,640
Employee contributions	103,221	100,997	11,005	10,383

Market related value of plan assets, end of year	6,041,202	6,104,289	92,993	80,583

Funded status, end of year	(1,533,810)	(1,168,158)	(1,296,211)	(1,312,521)
Unamortized net actuarial (gains) losses	1,104,132	840,129	(46,098)	20,283
Valuation Allowance	—	—	(15,961)	(438)

Accrued benefit liability, end of year	(429,678)	(328,029)	(1,358,270)	(1,292,676)

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2009	2008	2009	2008

Long-term inflation rates	2.5%	2.5%	2.5%	2.5%

Expected real rate of return on plan assets	4.5%	4.5%	—	—

	2.75% to 5.5% +	2.75% to 5.5% +	2.75% to 4.95% +	2.75% to 4.95% +
Rate of compensation increase	merit	merit	merit	merit

Discount Rate — Main plans	7.11%	7.11%	4.95%	4.95%
Other	—	—	6.35%	4.95% to 6.7%
Other assumptions used were:

6.5 per cent annual rate increase in the cost per person of covered healthcare benefits for 2009, decreasing at 0.25 per cent per annum to an ultimate rate of 4.5 per cent per annum.

11per cent annual rate increase in the cost per person of covered prescription drugs for 2009, decreasing at 1 per cent per annum to an ultimate rate of 4.5 per cent per annum.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the province’s best estimate of performance over the long-term.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 5 years to 17 years (weighted-average EARSL is 13 years).

During the year, the weighted average actual rate of return on plan assets was (17.6 per cent) (2008 — (3.5) per cent). The total market value of plan assets is $6.5 billion (2008 — $8.1 billion) at March 31, 2009.

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2007 with the exception of certain other retirement benefit plans that were performed on March 31, 2006 and the post-employment benefit plans that are performed annually at March 31.
e)	Net Benefit Plans Expense (Recovery)

The table below shows the components of the net benefit plans expense (recovery).
($ thousands)

	Pension Benefits		Other Benefits
	2009	2008	2009	2008

Current benefit cost	190,405	179,383	64,070	60,145
Employee contributions	(103,743)	(101,522)	(11,025)	(10,387)
Employer contributions*	31,028	30,454	—	—
Plan amendments	—	—	15,717	32,056
Amortization of net actuarial (gains) losses	72,461	83,368	414	4,944
Recognition of actuarial losses on plan amendment	—	—	—	—
Other	18	81	2,152	1,227
Increase in valuation allowance	—	—	15,523	438
Interest cost	501,456	476,633	68,830	66,138
Expected return on plan assets	(427,478)	(405,227)	(5,362)	(4,754)
Employer contributions to multi-employer plan	73,438	67,425	—	—

Net benefit plans expense (recovery)	337,585	330,595	150,319	149,807

*	This represents one-half of the employer contributions made by PNS to the TPP. Included in the figures above for 2009 and 2008, are one-half of all transactions associated with TPP to reflect the province’s share of this plan.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
8. Trust Funds Under Administration
Trust fund assets administered by the province (before giving consideration to actuarial adjustments) are:
($ thousands)

	2009	2008

Public Service Superannuation Fund (1)	2,897,604	3,583,387
Nova Scotia Teachers’ Pension Fund (4)	3,668,218	4,610,008
Sydney Steel Corporation Superannuation Plan (1), (2)	50	(692)
Nova Scotia Public Service Long Term Disability Plan (1), (4)	74,910	77,558
Nova Scotia Credit Union Deposit Insurance Corporation (1), (4)	16,438	16,973
Public Trustee (1)	40,416	40,557
Miscellaneous Trusts (3)	31,488	29,897

Total Trust Funds Under Administration	6,729,124	8,357,688

(1)	See Public Accounts Volume 2 for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends. Trust asset balances at March 31 did not differ significantly.
9. Expenses by Object
($ thousands)

	2009	2008

Grant and Subsidies	3,056,512	2,821,554
Salaries and Employee Benefits	3,193,285	2,928,937
Operating Goods and Services	1,408,424	1,567,604
Professional Services	268,212	236,981
Amortization	280,384	267,360
Debt Servicing Costs	888,160	953,698
Other	73,292	57,478

Total Expenses by Object	9,168,269	8,833,612

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
10. Debt Servicing Costs
($ thousands)

	2009	2008

CDN$ Denominated Debt	701,798	706,181
US$ Denominated Debt	—	74,810
Pension, Retirement and Other Obligations	137,447	132,790
Capital Leases	22,957	25,061
Other Debt	45,947	23,917
Premium / Discount Amortization	1,295	2,289
Foreign Exchange	(22,393)	(12,213)
Miscellaneous	1,109	863

Total Debt Servicing Costs	888,160	953,698

Debt servicing costs for Government Business Enterprises was $13.6 million for the year ended March 31, 2009 ($18.6 million for the year ended March 31, 2008).
11. Cash-Flow — Net Change in Other Items
($ thousands)

	2009	2008

Change in Receivables from Government Business Enterprises	(9,323)	4,638
Change in Receivables and Advances	253,643	(320,127)
Change in Accounts Payable and Other Short-term Borrowings	(482,590)	515,543
Change in Inventory for Resale	736	(504)
Change in Inventory of Supplies	(4,601)	(5,204)
Change in Prepaid Expenses	(4,640)	(9,013)
Change in Deferred Revenue	(135,916)	(90,999)
Change in Accrued Interest	17,313	(11,949)
Change in Pension, Retirement and Other Obligations	167,243	184,324

Total Net Change in Other Items	(198,135)	266,709

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
12. Contingencies and Contractual Obligations
a)	Contingent Liabilities

Environmental Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded in these financial statements when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (Sysco) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the province recorded liabilities totaling $318.5 million in 2000 for environmental site clean up. At March 31, 2009, $179.0 million (2008 — $198.8 million [restated]) remains unspent. The provision will continue to be utilized for future decommissioning, demolition and remediation of Sysco’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $12.5 million (2008 — $12.5 million) have been recognized in these financial statements.

Lawsuits

The province’s losses for any lawsuits pending cannot be determined due to uncertainty of the trial outcomes.

Other Contingent Liabilities

The province also has contingent liabilities in the form of indemnities. The province’s potential liability, if any, cannot be determined at this time.

b)	Contingent Gains

The Province of Nova Scotia may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded in the year the contingent events occur.

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2009
c)	Contractual Obligations

Contractual Obligations

As at March 31, 2009, the province had contractual obligations as follows:
($ thousands)

		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations

2010	545,604	3,906	549,510
2011	647,657	2,608	650,265
2012	269,109	2,508	271,617
2013	253,212	2,183	255,395
2014	234,270	2,048	236,318
2015-2019	1,045,135	—	1,045,135
2020-2024	368,878	—	368,878
2025-2029	359,395	—	359,395
2030 & thereafter	459,079	—	459,079

	4,182,339	13,253	4,195,592

These contractual obligations are comprised of $3,875.5 million for the Consolidated Fund, $306.9 million for other Government Units and $13.2 million for Government Business Enterprises. Included are contractual obligations of $136.2 million by Nova Scotia Business Incorporated for projects approved under its various programs, $411.5 million by the Department of Education for university assistance, $326.6 million by the Department of Education for P3 School maintenance agreements, $1,041.7 million by the Department of Health for the management of the ground ambulance fleet, and $1,615.9 million by the Department of Health for service agreements with long-term care facilities.

In addition to the contractual obligations noted above, in 1992 the Department of Justice entered into a 20-year contract with the RCMP for policing services, including services paid by the municipalities under the Service Exchange Agreement. Costs are negotiated each year based on required policing services. The net estimated expense for the province for 2010 is $31.7 million.

As a result of the merger agreement between Dalhousie University (DAL) and the Technical University of Nova Scotia (TUNS) signed in 1996, the Province has committed to pay DAL $1.0 million a year in perpetuity for the provision of space and academic programs. This payment of $1.0 million a year is not included in the contractual obligation noted above.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statement
As at March 31, 2009
Leases

As at March 31, 2009, the province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:
($ thousands)

		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2010	53,531	9,257	62,788
2011	44,296	8,671	52,967
2012	34,432	7,803	42,235
2013	24,214	7,282	31,496
2014	17,452	7,215	24,667
2015-2019	28,214	—	28,214
2020-2024	4,302	—	4,302
2025-2029	506	—	506
2030 & thereafter	219	—	219

	207,166	40,228	247,394

13. Subsequent Events
Subsequent to the year-end, the Department of Health entered into service agreements with additional long-term care facilities amounting to $1,751.0 million over the next 25 years. In combination with the service agreements already signed at March 31, 2009, the Province has a total commitment to various long-term care facilities of $3,366.9 million over the next 25 years.
14. Comparative Figures
Certain of the prior year’s numbers have been restated to conform to the presentation format adopted in the current year.
15. Related Party Transactions
Included in these consolidated financial statements are immaterial transactions with various provincial crown corporations, agencies, boards and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the Consolidated Fund due to common control or ownership by the Province of Nova Scotia.
The most significant unadjusted related party transactions are described in Schedule 6 — Government Business Enterprises.